Exhibit (h)(42)

Amendment

to the

Letter Agreement

THIS AMENDMENT to the Letter Agreement, dated as of the 10th day of March 2000 (“Agreement”), by and between Deutsche Investment Management Americas Inc. (“Adviser”) and Farmers New World Life Insurance Company (“Company”), is effective January 1, 2015.

WHEREAS, the parties wish to amend Schedule B to the Agreement;

WHEREAS, the parties wish to also include payments to certain designated portfolios covered under the Deutsche Investments VIT Funds (formerly DWS Investments VIT Funds) Participation Agreement dated as of April 23, 2003, as amended, as such payments are more fully described in Schedule B hereto; and

WHEREAS, the parties hereto agree that, except as expressly provided herein, no term or provision of the Agreement shall be deemed amended, supplemented or modified, and each term and provision of the Agreement shall remain in full force and effect.

NOW THEREFORE, in consideration of the premises and the agreements contained herein and other consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Agreement as follows:

1.	The term “Fund”, as used in the Agreement, is amended to include both Deutsche Variable Series II (formerly Kemper Variable Series) and Deutsche Investments VIT Funds (formerly DWS Investments VIT Funds).

2.	The term “Participation Agreement”, as used in the Agreement, is amended to include both of the following agreements:

a.	Participation Agreement dated as of March 10, 2000, by and among Farmers New World Life Insurance Company, Kemper Variable Series, Scudder Kemper Investments, Inc., and Kemper Distributors, Inc., as amended; and

b.	Fund Participation Agreement dated as of April 23, 2003, by and among DWS Investments VIT Funds, Deutsche Investment Management Americas Inc., and Farmers New World Life Insurance Company, as amended.

3.	Schedule B to the Agreement is hereby amended and restated in its entirety by the Schedule B attached to this Amendment.

Signature page to follow

Exhibit (h)(42)

Signature page

Each of the Parties hereto has caused this Amendment to be executed in its name and on its behalf by its duly authorized officer.

DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC.

By:	/s/ Cynthia P. Nestle	By:	/s/ Joe Sarbinowski
Name: Cynthia P. Nestle		Name: Joe Sarbinowski
Title: Global CAO AWM		Title: Managing Director

FARMERS NEW WORLD LIFE INSURANCE COMPANY

By:	/s/ Harris Mortensen
Name: Harris Mortensen
Title: Head of Service Operations

Exhibit (h)(42)

SCHEDULE B

(Revised effective January 1, 2015)

The Adviser agrees to pay the Company, quarterly, an amount based on the following annual rate(s) for the Portfolio(s) indicated applied to the average daily net asset balance of Portfolio shares held in the Company’s Accounts pursuant to the Participation Agreement.

PORTFOLIOS	ANNUAL RATE
Deutsche Variable Series II
Deutsche Government & Agency Securities VIP (Class A)	0.25 of 1% (25 basis points)
Deutsche High Income VIP (Class A)	0.25 of 1% (25 basis points)
Deutsche Money Market VIP (Class A)	0.00 of 1% (0 basis points)
Deutsche Small Mid Cap Growth VIP (Class A)	0.25 of 1% (25 basis points)
Deutsche Large Cap Value VIP (Class A)	0.25 of 1% (25 basis points)
Deutsche Investments VIT Funds
Deutsche Equity 500 Index VIP (Class B)	0.15 of 1% (15 basis points)

For the month and year in which the Agreement, as amended, becomes effective or the expense payment terminates, there shall be an appropriate proration on the basis of the number of days that the expense payment is in effect during the quarter.